Guaranty Federal	Exhibit 99.1
BANCSHARES, INC	For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES REVISED 2008 FINANCIAL RESULTS

SPRINGFIELD, MO – (March 17, 2009) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces revised financial results for its year ended December 31, 2008.   Subsequent to the Company’s earnings release on January 23, 2009, as a result of continuing analysis of a specific credit and as a result of a regular examination by the Missouri Division of Finance, the Bank determined it prudent to record an additional loan loss provision of $3 million for the 4th quarter of 2008.  This provision is in addition to the $3.6 million originally expensed for the quarter.  Revised net loss for the quarter and year ended were ($1.45) per diluted share ($3,780,000) and ($2.06) per diluted share ($5,360,000), respectively, down from the ($.72) per diluted share ($1,890,000) and ($1.33) per diluted share ($3,470,000), respectively, that was previously reported for those periods.  The revised earnings are down from the $.49 per diluted share, $1,318,000, the Company earned during the same quarter of the prior year and the $2.19 per diluted share, $6,100,000, the Company earned during the year ended December 31, 2007.

Like other banks, Guaranty Bank is increasingly concerned about the difficult market conditions created by the softening economy.  Non-performing loans have not increased from the original fourth quarter earnings release and the additional reserve is related to one problem loan previously identified by management. This action brings the Bank’s allowance for loan losses to 2.90% of loans, net of unearned income, versus 2.40%, as reflected in the original fourth quarter earnings release. Management believes the revised allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

The Bank’s capital ratios remain above the levels required to be considered a well-capitalized financial institution following the additional provision.  As of December 31, 2008, the Bank’s Tier 1 leverage ratio was 7.41%, its Tier 1 risk-based capital ratio was 8.77%, and the Bank’s total risk-based capital ratio was 10.04% - all exceeding the minimums of 5%, 6% and 10%, respectively.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 700 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,939	$9,507	$36,363	$37,818
Total interest expense	4,764	5,342	19,524	20,519
Provision for loan losses	6,565	210	14,744	840
Net interest income (loss) after provision for loan losses	(2,390)	3,955	2,095	16,459
Noninterest income (loss)	(235)	1,066	2,316	4,883
Noninterest expense	3,278	2,985	12,760	11,842

Income (loss) before income tax	(5,903)	2,036	(8,349)	9,500
Income tax expense (credit)	(2,123)	718	(2,989)	3,400

Net income (loss)	$(3,780)	$1,318	$(5,360)	$6,100
Net income (loss) per share-basic	$(1.45)	$0.50	$(2.06)	$2.25
Net income (loss) per share-diluted	$(1.45)	$0.49	$(2.06)	$2.19

Annualized return on average assets	(2.24%)	0.98%	(.83%)	1.18%
Annualized return on average equity	(36.11%)	11.89%	(13.02%)	13.46%
Net interest margin	2.73%	3.21%	2.71%	3.47%

	As of	As of
Financial Condition Data:	31-Dec-08	31-Dec-07

Cash and cash equivalents	$15,097	$12,046
Investments	72,843	19,400
Loans, net of allowance for loan losses 12/31/2008 - $16,728; 12/31/2007 - $5,963	558,327	516,242
Other assets	29,403	18,090
Total assets	$675,670	$565,778

Deposits	$447,079	$418,191
FHLB advances	132,436	76,086
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	9,849
Other liabilities	3,627	3,500
Total liabilities	638,357	523,091
Stockholder's equity	37,313	42,687
Total liabilities and stockholder equity	$675,670	$565,778

Equity to assets ratio	5.52%	7.54%
Book value per share	$14.28	$16.37
Non performing assets	$26,347	$7,981